Exhibit 99a

For More Information:

Jeff Battcher

404 249-2793

BellSouth announces management reduction

Most are expected to take voluntary offer

December 15, 2005, ATLANTA - In an ongoing effort to better position the company for success in the competitive broadband marketplace, today BellSouth announced a management reduction of approximately 1,500 employees. The reductions will primarily take place in supervisory and non-supervisory management positions, including staff support functions. Most of the reductions are expected to occur through the acceptance of voluntary severance packages and are to be completed by April 30, 2006.

“Reducing workforce is the toughest business decision a company has to make,” said BellSouth Chairman and CEO Duane Ackerman. “We have worked hard to avoid it, but many companies our size and particularly our competitors operate with lower overhead and fewer management layers.”

BellSouth will record an after-tax charge of approximately $95 million, approximately $50 million of which will be recognized in the fourth quarter of 2005.

About BellSouth Corporation

BellSouth Corporation is a Fortune 100 communications company headquartered in Atlanta, Georgia. BellSouth has joint control and 40 percent ownership of Cingular Wireless, the nation’s largest wireless voice and data provider with 52.3 million customers.

Backed by award-winning customer service, BellSouth offers the most comprehensive and innovative package of voice and data services available in the market. Through BellSouth Answers®, residential and small business customers can bundle their local and long distance service with dial-up and high-speed DSL Internet access, satellite television and Cingular® Wireless service. For businesses, BellSouth provides secure, reliable local and long distance voice and data networking solutions. BellSouth also offers print and online directory advertising through The Real Yellow Pages® from BellSouth® and YELLOWPAGES.COM™

BellSouth believes that diversity and fostering an inclusive environment are critical in maintaining a competitive advantage in today's global marketplace. More information about BellSouth can be found at http://www.bellsouth.com.

In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in markets where we operate or have material investments which would affect demand for our services; (ii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; and (iii) those factors contained in the Company's periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and, BellSouth assumes no duty to update this information.